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                                                                                                       EXHIBIT 12.1

                                              FORMICA CORPORATION
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       (In millions, except ratio data)


                                                          Eleven                         Four     Two        Eight      Six
                                                          Months                        Months   Months      Months    Months
                                                          Ended                         Ended    Ended       Ended     Ended
                                               12/31/94  12/31/95  12/31/96  12/31/97  4/30/98   6/30/98    12/31/98   6/30/99
                                               --------  --------  --------  --------  -------   -------    --------   -------
Income (Loss) from continuing operations
  before income taxes per statement of
  operations                                    $  8.7    (32.3)    (22.9)    (504.6)   (14.6)    (2.5)      (19.5)     (11.2)

Add:
     Portion of rents representative
      of the interest factor                       2.5      2.6       2.5        2.6      0.8       0.4        1.8        1.2
     Interest on indebtedness and
      amortization of debt expense                46.4     31.7      10.6        3.1      1.7       5.5       25.7       19.0
                                                  ----     ----      ----      -----     ----      ----       ----       ----

          Income as adjusted                    $ 57.6      2.0      (9.8)    (498.9)   (12.1)      3.4        8.0        9.0
                                                  ====     ====      ====      =====     ====      ====       ====       ====
Fixed charges:
     Interest on indebtedness and
      amortization of debt expense   (1)          46.4     31.7      10.6        3.1      1.7       5.5       25.7       19.0
                                                  ----     ----      ----      -----     ----      ----       ----       ----

     Capitalized interest            (2)            --       --       0.2        1.3       --        --         --         --
                                                  ----     ----      ----      -----     ----      ----       ----       ----

     Rents                                         7.6      7.8       7.6        7.8      2.4       1.2        5.3        3.8

     Portion of rents representative
       of the interest factor        (3)           2.5      2.6       2.5        2.6      0.8       0.4        1.8        1.2
                                                  ----     ----      ----      -----     ----      ----       ----       ----

          Fixed charges (1)+(2)+(3)             $ 48.9     34.3      13.3        7.0      2.5       5.9       27.5       20.2
                                                  ====     ====      ====      =====     ====      ====       ====       ====

Ratio of earnings to fixed charges                 1.2       --        --         --       --        --         --         --
                                                  ====     ====      ====      =====     ====      ====       ====       ====
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